EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm



Trinity Learning Corporation
1831 Second Street
Berkeley, California 94710

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 Amendment No. 1 filed on or about December 27, 2004 of our report dated November 22, 2004, relating to the consolidated financial statements of Trinity Learning Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Spencer Steward

BDO Spencer Steward
Pretoria, South Africa

December 27, 2004